U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Westfall				Kevin			P.
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   (Last)                            (First)              (Middle)

110 SE 6th Street
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                                    (Street)

Ft. Lauderdale				FL			33301
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

03/30/2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

AutoNation, Inc. (AN)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

President, AutoNation Financial Services Corp.
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6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock				592 shares			(I)				(1)
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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Employee Stock Option	(2)	03/31/2007	Common Stock		78,437			$11.50		D
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(Right to Buy)
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Employee Stock Option	(3)	01/02/2008	Common Stock		75,321			$11.50		D
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(Right to Buy)
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Employee Stock Option	(4)	01/06/2009	Common Stock		44,314			$14.38		D
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(Right to Buy)
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Employee Stock Option	(5)	08/01/2010	Common Stock		80,000			$6.88		D
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(Right to Buy)
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
Explanation of Responses:

(1) These shares are held in trust under the AutoNation 401(k) plan for the benefit of Mr. Westfall.
(2) The options vest in four annual installments, with 19,610 vested on March 31, 1998 and 19,609 vesting on the three subsequent anniversaries.
(3) The options vest in four annual installments, with 18,831 vested on January 2, 1999 and 18,830 vesting on the three subsequent anniversaries.
(4) The options vest in four annual installments, with 11,079 vested on January 6, 2000, 11,079 vested on January 6, 2001, and 11,078 vesting on January 6, 2002 and January 6, 2003.
(5) The options vest in four equal annual installments, beginning on August 1, 2001.

   /s/ Kevin P. Westfall                                      04/09/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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